EXHIBIT 99.1


          Gulf Island Fabrication, Inc. Reports Third Quarter Earnings


     HOUMA, La.--(BUSINESS WIRE)--Nov. 1, 2006--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $10.5 million ($.75 diluted EPS) on revenue of $90.5 million for its third quarter ended September 30, 2006, compared to net income of $2.2 million ($.18 diluted EPS) on revenue of $37.5 million for the third quarter ended September 30, 2005. Net income for the first nine months of 2006 was $18.6 million ($1.34 diluted EPS) on revenue of $237.8 million, compared to net income of $10.3 million ($.83 diluted EPS) on revenue of $147.1 million for the first nine months of 2005. Included in the Consolidated Statements of Income for the nine months ended September 30, 2006, under the "Other Income (Expense)" section, is the $983,000 gain resulting from the sale of the Company's interest in MinDOC, L.L.C., effective January 23, 2006.

     The company had a revenue backlog of $417.3 million and a labor backlog of approximately 3.8 million man-hours remaining to work, which consist of work remaining at September 30, 2006 and commitments received since September 30, 2006.

                       SELECTED BALANCE SHEET INFORMATION
                                 (in thousands)

                                            September 30, December 31,
                                                2006          2005
                                            ------------- ------------
Cash and short-term investments                   $6,282      $35,901
Total current assets                              88,315      103,412
Property, plant and equipment, at cost, net      153,060       59,744
Total assets                                     242,855      163,806
Total current liabilities                         37,574       16,271
Debt                                                   0            0
Shareholders' equity                             195,928      138,265
Total liabilities and shareholders' equity       242,855      163,806


     The management of Gulf Island Fabrication, Inc. will hold a conference call today November 1, 2006 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's financial results for the quarter ended September 30, 2006. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.800.946.0705. A digital rebroadcast of the call is available two hours after the call and ending November 14, 2006 by dialing 1.888.203.1112, replay passcode: 1182943.

     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms ("TLPs")), "SPARs, FPSOs", piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLP's , SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.


                          GULF ISLAND FABRICATION, INC.
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                      (in thousands, except per share data)

                            Three Months Ended     Nine Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

Revenue                      $90,494    $37,475   $237,818   $147,119
Cost of revenue               72,859     32,872    204,870    127,575
                           ---------- ---------- ---------- ----------
Gross profit                  17,635      4,603     32,948     19,544
General and administrative
 expenses                      2,638      1,492      6,825      4,378
                           ---------- ---------- ---------- ----------
Operating income              14,997      3,111     26,123     15,166

Other income (expense):
  Interest expense              (130)        (9)      (419)       (45)
  Interest income                 54        358        227        955
  Other                           77         (3)     1,062         (5)
                           ---------- ---------- ---------- ----------
                                   1        346        870        905
                           ---------- ---------- ---------- ----------

Income before income taxes    14,998      3,457     26,993     16,071

Income taxes                   4,522      1,245      8,411      5,786
                           ---------- ---------- ---------- ----------

Net income                   $10,476     $2,212    $18,582    $10,285
                           ========== ========== ========== ==========


Per share data:

  Basic earnings per
   share:                      $0.75      $0.18      $1.35      $0.84
                           ========== ========== ========== ==========
  Diluted income per
   share:                      $0.75      $0.18      $1.34      $0.83
                           ========== ========== ========== ==========

    Weighted-average
     shares                   13,948     12,255     13,743     12,231
    Effect of dilutive
     securities: employee
     stock options                92        129        110        122
                           ---------- ---------- ---------- ----------
    Adjusted weighted-
     average shares           14,040     12,384     13,853     12,353
                           ========== ========== ========== ==========

Depreciation and
 amortization included in
 expense above                $3,331     $1,587     $9,267     $4,705
                           ========== ========== ========== ==========

Cash dividend declared per
 common share                 $0.075     $0.075     $0.225     $0.225
                           ========== ========== ========== ==========


     CONTACT: Gulf Island Fabrication, Inc.
              Kerry J. Chauvin, 985-872-2100
              Chief Executive Officer
              or
              Joseph "Duke" Gallagher, 985-872-2100
              Chief Financial Officer